STOCK OPTION
                             Under Kellwood Company
                        1995 Omnibus Incentive Stock Plan


     NON-QUALIFIED STOCK OPTION granted this 4th day of March, 2004, by KELLWOOD COMPANY, a Delaware Corporation (thereinafter called the "COMPANY"), to _____________________________________________________ an employee of the Company
(hereinafter called the "Employee"):

     WHEREAS, the Company desires, in accordance with the Company's 1995 Omnibus Incentive Stock Plan, (hereinafter called the "Plan") to afford the Employee an opportunity to purchase shares of its Common Stock, $.01 par value, to provide the Employee with an added incentive to continue his/her services to and intensify his/her interest in the success of the Company and to increase, through his/her proprietary interest, his/her personal participation in the fortunes of the Company:

     NOW THEREFORE, in consideration of the premises, and of the services required under the Plan in order to receive the benefits to this Option, the Company hereby irrevocably grants to the Employee an option (hereinafter called the "Option"), to purchase all or any part of an aggregate _______ shares of its Common Stock on the terms and conditions set forth in the Plan, a copy of which is attached. The Plan is made a part of this Option and governs all of its provisions and conditions.

     (1) The purchase price per share for the Common Stock subject to this Option shall be $42.37, being 100% of the fair market value of Common Stock of the Company on the date hereof.

     (2) Subject to provisions of paragraphs 6, 8, 9, 10, and 12 of the Plan, this Option may be exercised at any time and from time to time beginning on the first anniversary of the date hereof in annual installments, the first installment of one-fifth (1/5) of the total shares covered hereby being subject to purchase, in whole or in part, at any time on or after the first anniversary of the date hereof, and an additional one-fifth (1/5) of the total shares becoming eligible for purchase on the second, third, fourth and fifth anniversary date; provided that this Option shall in any event expire ten (10) years from the date it is granted.

     IN WITNESS WHEREOF, the Company has caused this Option to be duly executed by an officer thereunto duly authorized, all on the day and year first above written.

                                       KELLWOOD COMPANY


                                       By: __________________________________
                                           Chairman and Chief Executive Officer

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